EXHIBIT 10.4

October 21, 2021

Heinrich Schlieker, Ph.D.

Senior Vice President – Technical Operations Sage Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

RE:	Collaboration and License Agreement between Sage Therapeutics, Inc., (“Sage”) Biogen MA Inc. and Biogen International GmbH (collectively, “Biogen”) (the “Collaboration Agreement”)

Dear Dr. Schlieker:

This Letter Agreement serves to memorialize recent discussions between Biogen and Sage (together, the “Parties”) concerning the above-referenced Collaboration Agreement. Capitalized terms used but not otherwise defined in this Letter Agreement will have the meanings given to them in the Collaboration Agreement.

Together Biogen and Sage are collaborating on the Development, Manufacture and Commercialization of Licensed 217 Products and Licensed 324 Products. In connection with these efforts, Biogen desires to develop and evaluate potential modifications to the manufacturing process and formulation for Licensed 217 Products, and may decide to do so in the future with respect to the same for Licensed 324 Products.  The Parties agree as follows with respect to the Know-How developed or conceived in the course of such efforts and related intellectual property rights:

1.Definitions

a.	“Biogen CMC Know-How” shall mean any Biogen Collaboration Know-How that relates to a modification to the manufacturing process and/or formulation of any of the Licensed Products.

b.	“Biogen CMC Patents” shall mean any Biogen Collaboration Patents that claim any Biogen CMC Know-How.

c.	“Biogen CMC Technology” shall mean Biogen CMC Know-How and Biogen CMC Patents.

2.	Sharing Biogen CMC Know-How: Notwithstanding anything to the contrary in the Collaboration Agreement, Biogen will promptly share copies of all Biogen CMC Know-How with Sage.

3.	License Grant: In addition to the license grants to Sage set forth in the Collaboration Agreement with respect to Licensed Products, Biogen, on behalf of itself and its Affiliates, hereby grants Sage a non-transferable (except as provided in Section 15.1 (Assignment) of the Collaboration Agreement), sublicensable (through multiple tiers), perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up license under the Biogen CMC Technology to  Exploit any products (excluding any Licensed Product unless it becomes a Terminated Product) in the Field in all countries of the world, provided, however, that Sage may only grant a sublicense of the rights granted by Biogen to Sage under this section (i) to subcontractors engaged by Sage or by any sublicensee permitted under clause (ii) in connection with Exploitation of products containing molecules proprietary to Sage or (ii) in connection with a license or collaboration to develop a molecule proprietary to Sage. The foregoing license will survive the termination of the Collaboration Agreement, in whole or in part, for any reason.  For purposes of this section, the term “Sage” means Sage or any of its Affiliates.

4.

Use of Third Parties: Notwithstanding anything to the contrary in the Collaboration Agreement, in the event Biogen uses a Third Party to perform any Development work with respect to potential modifications to the manufacturing process or formulation for any of the Licensed Products, Biogen will use commercially reasonable efforts to require such Third Party to assign or exclusively license (with the right to sublicense) to Biogen all intellectual property with respect to any such modification developed in the course of performing any such work.

Unless expressly stated, nothing herein otherwise amends, modifies or terminates the rights and obligations of Sage or Biogen under the terms of the Collaboration Agreement.

Warm regards,

Biogen MA, Inc.Biogen International GmBH

By: /s/ Alphonse GaldesBy: /s/ Fred Lawson

Name: Alphonse GaldesName: Fred Lawson

Title: EVP Pharmaceutical Operations & TechnologyTitle: International Controller

Read, understood and agree:

Sage Therapeutics, Inc.

By: Heinrich Schlieker

Name: Heinrich Schlieker

Title: SVP Technical Operations